Exhibit 5.1 and Exhibit 23.1

101 South Queen Street
Martinsburg, WV 25401
Attorneys at Law
125 Granville Square, Suite 400
Morgantown, WV 26501

600 Quarrier Street, Charleston, WV 25301	501 Avery Street
P.O. Box 1386, Charleston, WV 25325-1386	Parkersburg, WV 26101
304.347.1100
1217 Chapline Street
Wheeling, WV 26003

Southpointe Town Center
1800 Main Street, Suite 200
Canonsburg, PA 15317

T (304) 347-1100	480 West Jubal Early Drive, Suite 130
F (304) 343-3058	Winchester, VA 22601

www.bowlesrice.com
May 30, 2025

United Bankshares, Inc.

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

This opinion is rendered in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by United Bankshares, Inc. (the “Registrant”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 3,000,000 shares of common stock of Registrant, $2.50 par value (“Shares”) issuable in connection with Registrant’s 2025 Equity Incentive Plan (the “Plan”), all as set forth in the Registration Statement.

We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plan and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan (assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan), will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of West Virginia as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The foregoing opinions are given as of the date hereof and based solely on our understanding of facts in existence as of such date after the aforementioned examination, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bowles Rice LLP

BOWLES RICE LLP